Exhibit 15.2

+7 (495) 937 4477 +7 (495) 937 4499
JSC “Kept” Naberezhnaya Tower Complex, Block C 10 Presnenskaya Naberezhnaya Moscow, Russia 123112 Telephone +7 (495) 937 4477 Fax +7 (495) 937 4499

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-261757) on Form S-8 of GDEV Inc. (formerly Nexters Inc.) of our report dated April 29, 2022 with respect to the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows of GDEV Inc. (formerly Nexters Inc.) and subsidiaries for the year ended December 31, 2021, and the related notes which report appears in the December 31, 2023 annual report on Form 20-F of GDEV Inc. (formerly Nexters Inc.).

/s/ JSC “Kept”

JSC “Kept”

Moscow, Russia

April 29, 2024